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                     U.S. SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                   FORM 12B-25
                           NOTIFICATION OF LATE FILING
                        COMMISSION FILE NUMBER 000-23855
                               CUSIP # 902948-10-8

                                  (CHECK ONE):

[X] Form 10-K [ ] Form 20-F [ ] Form 11-K [ ]Form 10-Q [ ] Form N-SAR

          For Period Ended: year ended December 31, 2003
          [ ] Transition Report on Form 10-K
          [ ] Transition Report on Form 20-F
          [ ] Transition Report on Form 11-F
          [ ] Transition Report on Form 10-Q
          [ ] Transition Report on Form N-SAR

                        For the Transition Period Ended:

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  READ ATTACHED INSTRUCTION SHEET BEFORE PREPARING FORM. PLEASE PRINT OR TYPE.

         Nothing in this form shall be constructed to imply that the Commission has verified any information contained herein.

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         If the notification relates to a portion of the filing checked above, identify the Item(s) to which the notification relates: not applicable.

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PART I - REGISTRANT INFORMATION
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         Full Name of Registrant: U.S. Plastic Lumber Corp.
         Former Name if Applicable:
         Address of Principal Executive Office:  2300 Glades Road, Suite 440W
                                                 Boca Raton, Florida  33431

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PART II - RULES 12B-25 (B) AND (C)
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If the subject report could not be filed without unreasonable effort or expense and the registrant seeks relief pursuant to Rule 12-b-25(b), the following
should be completed. (Check box if appropriate)                             [X]

         (a) The reasons described in reasonable detail in Part III of this form could not be eliminated without unreasonable effort or expense;

         (b) The subject annual report, semi-annual report, transition report on Form 10-K, Form 20-F, 11-K or Form N-SAR, or portion thereof will be filed on or before the fifteenth calendar day following the prescribed due date; or the subject quarterly report or transition report on Form 10-Q, or portion thereof will be filed on or before the fifth calendar day following the prescribed due date; and


         (c) The accountant's statement or other exhibit required by Rule 12b-25(c) has been attached if applicable.
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PART III - NARRATIVE
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State below in reasonable detail the reasons why Form 10-K, 20-F, 11-K, 10-Q,
N-SAR or the transition report or portion thereof could not be filed within the prescribed time period.

The registrant does not have the ability to timely file without unreasonable effort and expense.

We will endeavor to file our Form 10-K on or before the fifteenth day following the prescribed filing date. However, there can be no assurance that the deadline can be met. The Company's auditors, BDO Seidman LLP, have been engaged to complete an audit of the Company's financial statements for the fiscal year ending on December 31, 2003; however, due to the inability of the Company to properly prepare for the audit engagement, the commencement of the audit was delayed.


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PART IV - OTHER INFORMATION
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         (1) Name and telephone number of person to contact in regard to this notification:

         MICHAEL D. SCHMIDT                 561-394-3511
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         (Name)                     (Area Code) (Telephone Number)

         (2) Have all other periodic reports required under section 13 or 15(d) of the Securities Exchange Act of 1934 or section 30 of the Investment Company Act of 1940 during the preceding 12 months or for such shorter period that the registrant was required to filed such report(s) been filed? If the answer is no, identify report(s).

                                                                   [X]Yes [ ] No

         (3) Is it anticipated that any significant change in results of operations from the corresponding period for the last fiscal year will be reflected by the earnings statement to be included in the subject report or portion thereof?

                                                                   [ ]Yes [X] No

         If so, attach an explanation of the anticipated change, both narratively and quantitatively, and, if appropriate, state the reasons why a reasonable estimate of the results cannot be made.


                                    U.S. PLASTIC LUMBER CORP.
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                                    (Name of Registrant as specified in charter)

has caused this notification to be signed on its behalf by the undersigned thereunto duly authorized.

Date:  March 31, 2004                         By: MICHAEL D. SCHMIDT
                                                --------------------------------
                                            Name:  Michael D. Schmidt
                                            Title: Chief Financial Officer